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EXHIBIT 5.1

WILSON SONSINI GOODRICH & ROSATI, P.C.
650 Page Mill Road
Palo Alto, California 94304-1050
Telephone: (650) 493-9300
Facsimile: (650) 493-6811

June 11, 2002

Copart, Inc.
5500 E. Second Street
Benicia, CA 94510

    RE:    REGISTRATION STATEMENT ON FORM S-8; 2001 STOCK OPTION PLAN

Ladies and Gentlemen:

        We have examined the registration statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 12, 2002 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 4,500,000 shares of your common stock reserved for issuance under the 2001 Stock Option Plan (the "Plan"). As legal counsel to Copart, Inc., in connection with this transaction, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, by you in connection with the issuance and sale of the shares of common stock to be issued under the Plan.

        It is our opinion that such shares of your common stock, as or when issued and sold in the manner described in the Registration Statement and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, are or will be legally and validly issued, fully paid, and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendments thereto.

Very truly yours,
WILSON, SONSINI, GOODRICH & ROSATI Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati, P.C.

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  EXHIBIT 5.1